Exhibit 16.1

September 30, 2016

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements concerning our firm contained in the Form 8-K of Prime Global Capital Group Incorporated dated and filed with the Securities and Exchange Commission on September 30, 2016, and are in agreement with those statements.

Very truly yours

Crowe Horwath (HK) CPA Limited

/s/ Crowe Horwath (HK) CPA Limited

Hong Kong, China